Exhibit 4.2

EXECUTION COPY

AMENDMENT NO. 1 TO TAX ASSET PROTECTION RIGHTS AGREEMENT

Amendment No. 1, dated as of September 28, 2017 (this “Amendment”), to the Tax Asset Protection Rights Agreement, dated as of February 8, 2017 (the “Rights Agreement”), between comScore, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as Rights Agent.

RECITALS

A.    Pursuant to Section 27 of the Rights Agreement, prior to the time at which the Rights cease to be redeemable pursuant to Section 23 of the Rights Agreement, and subject to the penultimate sentence of Section 27 of the Rights Agreement, the Company may in its sole and absolute discretion, and the Rights Agent will if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of Rights or Common Shares.

B.    The Rights are currently redeemable pursuant to Section 23 of the Rights Agreement.

C.    The Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth in this Amendment, and has directed the Rights Agent to execute this Amendment pursuant to Section 27 of the Rights Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and in this Amendment, the parties hereto hereby agree as follows:

1.    Section 1(u) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“ ‘Expiration Date” means the earliest of (i) the Close of Business on September 28, 2017, (ii) the time at which the Rights are redeemed as provided in Section 23, and (iii) the time at which all exercisable Rights are exchanged as provided in Section 24.”

2.    Exhibits B and C to the Rights Agreement are deemed amended in a manner consistent with this Amendment.

3.    Capitalized terms used without other definition in this Amendment are used as defined in the Rights Agreement.

4.    This Amendment will be deemed to be a contract made under the internal substantive laws of the State of Delaware and for all purposes will be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State.

5.    The Rights Agreement is not otherwise supplemented or amended by virtue of this Amendment, but remains in full force and effect.

6.    This Amendment may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute but one and the same instrument. A signature to this Amendment transmitted electronically will have the same authority, effect and enforceability as an original signature.

7.    This Amendment will be effective as of the date first above written and all references to the Rights Agreement will, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

8.    The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies in his or her capacity as an officer on behalf of the Company to the Rights Agent that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

9.    By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

[Signatures on the Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first above written.

COMSCORE, INC.

By:	/s/ Susan Riley
Name:	Susan Riley
Title:	Board Chair

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Michael A. Nespoli
Name:	Michael A. Nespoli
Title:	Executive Director